Exhibit 99.1

AITX’s RAD Has Begun 100 Unit Robot Dog ‘RADDOG’ LE Generation 2 Production Run

With RADDOG LE Gen2, RAD Further Leans into Law Enforcement Robotics

Detroit, Michigan, March 21, 2024 – Robotic Assistance Devices Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), today announced that it began the early production stages for 100 units of its next generation RADDOG™ LE in January 2024. The ‘LE’ version of RADDOG has been specifically designed and produced for law enforcement applications.

Anticipating the positive response it has received to RADDOG LE Gen1’s initial deployment at the Taylor Police Department, RAD initiated plans in January of this year to produce 100 RADDOG LE Gen2 quadruped robot dogs, confirming the Company’s commitment to this emerging space and desire to be the leader. With strong interest from law enforcement agencies nationwide and the anticipated positive results from the Taylor Police Department deployment, RAD is poised to bring continuously improving robotic solutions to law enforcement.

RADDOG LE Gen2 models are expected to roll (walk) off the production line in the September/October timeframe to meet potential growing demand. Drawing from insights expected to be gathered during RADDOG’s initial deployment, RAD will focus on continuous improvements, incorporating new features and functionalities to ensure ongoing innovation. Ultimately, RAD aims to lead the way in the development and adoption of intelligent autonomous devices, contributing to the advancement of security and public safety globally.

“The City of Taylor’s 12-month, $35,000 subscription agreement for RADDOG LE Gen1 represents just the beginning of the revenue potential we anticipate from this next RADDOG LE production,” said Steve Reinharz, CEO and CTO of AITX and RAD. “The street value of the 100 RADDOG LE Gen2 units could deliver the Company possible revenue of $3.5 million in annual recurring revenue, but even more importantly give the Company the leadership position as the foremost solution in this space, a space that we believe will be large and essential.”

“We believe that one day every law enforcement officer will have a robotic canine companion of increasing intelligence and capability,” said Troy McCanna, Sr. VP of Revenue Operations and former FBI Special Agent. Coincidentally, McCanna was an FBI canine handler for 8 of his 23 years with the bureau. “With the increasing challenges of being a law enforcement officer we are certain that autonomous mobile devices will be an absolutely essential part of modern law enforcement in the very near future. We want RAD to lead the way.”

Annual recurring revenue (ARR) is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, and ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz